Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 22, 2021 with respect to the consolidated financial statements of Streamline Health Solutions, Inc. included in its Annual Report on Form 10-K for the year ended January 31, 2021, filed with the Securities and Exchange Commission.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

August 4, 2021